As filed with the Securities and Exchange Commission on July 10, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NEURAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5079684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11611 N. Meridian Street, Suite 330

Carmel, IN 46032

Telephone: (812) 689-0791

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

NEURAXIS, INC. 2025 EMPLOYEE STOCK PURCHASE PLAN

NEURAXIS, INC. 2022 OMNIBUS SECURITIES AND INCENTIVE PLAN

(Full title of the plan)

Brian Carrico

Chief Executive Officer

Neuraxis, Inc.

11611 N. Meridian Street, Suite 330

Carmel, IN 46032

Telephone: (812) 689-0791

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joseph M. Lucosky, Esq.

Steven A. Lipstein, Esq.

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

(732) 395-4496

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Neuraxis, Inc. (the “Registrant”) previously filed a registration statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) on October 8, 2025 (File No. 333-290774) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Neuraxis, Inc. 2025 Employee Stock Purchase Plan (the “2025 Plan”) and Neuraxis, Inc. 2022 Omnibus Securities and Incentive Plan (the “2022 Plan”).

On June 10, 2026, the Registrant’s stockholders approved the 2025 Plan and an amendment to the 2022 Plan. The Registrant is filing this registration statement on Form S-8 (this “Registration Statement”) to register an additional (i) 100,000 shares of Common Stock that may be issued pursuant to the 2025 Plan and (ii) 3,400,000 shares of Common Stock that may be issued pursuant to the 2022 Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents  filed by the Registrant with the Commission are incorporated as of their respective dates in this Registration Statement by reference:

● Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 19, 2026;

● Our Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 12, 2026;

● Our Current Reports on Form 8-K filed with the SEC on July 10, 2026, April 22, 2026 and June 12, 2026 (in each case, except for information contained therein which is furnished rather than filed); and

● The description of our Common Stock contained in our registration statement on Form 8-A12B filed with the SEC on August 8, 2023.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions thereof furnished by the Registrant, including information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporate Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Additionally, our bylaws eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

● for any transaction from which the director derives an improper personal benefit;

● for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

● for any unlawful payment of dividends or redemption of shares; or

● for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents against liabilities for actions taken in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

EXHIBITS

Exhibit No.	Description

5.1*	Opinion of Lucosky Brookman LLP, counsel to the Registrant

23.1*	Consent of Rosenberg Rich Baker Berman, P.A., Independent Registered Public Accounting Firm for the Registrant

23.2*	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement)

99.1	Neuraxis, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to exhibit 10.2 to Current Report on Form 8-K, filed on July 3, 2025)

99.2	Neuraxis, Inc. 2022 Omnibus Securities and Incentive Plan (incorporated by reference to exhibit 10.21 to Registration Statement on Form S-1, filed on January 10, 2023)

107*	Filing Fee Table

* Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carmel, IN, State of Indiana on the 10th day of July, 2026.

NEURAXIS, INC.

By:	/s/ Brian Carrico
Name:	Brian Carrico
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Brian Carrico, his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Signature	Title	Date

/s/ Brian Carrico	Chief Executive Officer and Director	July 10, 2026
Brian Carrico	(principal executive officer)

/s/ Timothy Henrichs	Chief Financing Officer	July 10, 2026
Timothy Henrichs	(principal financial officer and principal accounting officer)

/s/ Christopher Robin Brown	Director	July 10, 2026
Christopher Robin Brown

/s/ Bradley Mitch Watkins	Director	July 10, 2026
Bradley Mitch Watkins

/s/ Beth Keyser	Director	July 10, 2026
Beth Keyser

/s/ Kristin Ferge	Director	July 10, 2026
Kristin Ferge

/s/ Gilad Aharon	Director	July 10, 2026
Gilad Aharon